www.idexx.com

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

FOR IMMEDIATE RELEASE

IDEXX Laboratories Announces Third Quarter Results

WESTBROOK, Maine, October 24, 2008— IDEXX Laboratories, Inc. (NASDAQ: IDXX), today reported that revenue for the third quarter of 2008 increased 9% to $251.1 million from $229.4 million for the third quarter of 2007. Diluted earnings per share (“EPS”) for the quarter ended September 30, 2008 were $0.42, compared to $0.40 for the same period in the prior year.

"I am pleased with the overall progress of the company and our financial performance during the third quarter. While we saw a modest slowing of organic revenue growth, we offset somewhat less than expected revenue growth with careful management of our operating expenses, such that our bottom line performance was within our expectations," said Jonathan W. Ayers, Chairman and CEO.

"We are facing challenging times given the economy and its impact on the pet owner. We are seeing some diminution in the rate of revenue growth in our markets, particularly for the Companion Animal Group and our Production Animal Segment. In addition, the very recent and significant strengthening of the dollar will negatively impact our international results. In particular, we will see lower revenues from international sales and lower margins from products that are manufactured in the U.S. where expenses are recorded in U.S. dollars and sold internationally in currencies such as the Euro, British Pound and Canadian Dollar. Our guidance for the remainder of 2008 and 2009 reflects the recently observed exchange rates."

"Despite the economy and the financial markets, the fundamentals of our business remain strong and our product market strategies remain on track. For example, we continue to see strong demand for our diagnostic instruments and digital radiography systems, and we remain on track with the controlled launch of our new generation chemistry system, Catalyst Dx™. We continue to forecast the sale and installation of 600 to 800 Catalyst systems in the second half of 2008 and our order backlog as of today covers 90% of our fourth quarter targeted placements."

"We continue to enjoy a uniquely competitive position in our markets, and our profitability, free cash flow and balance sheet all remain strong. While visibility to performance in the next several quarters is made difficult due to turbulence in the economy and financial markets, we continue to believe in the growth and profit potential of our strategy and the long-term attractiveness of our core business of providing diagnostics and information technology solutions for the animal health, water and dairy markets."

Revenue Performance

Companion Animal Group (“CAG”) revenue for the third quarter of 2008 increased 9% to $205.1 million from $187.5 million for the third quarter of 2007. Organic growth for the quarter, which is reported growth adjusted to eliminate the effect of changes in foreign currency exchange rates and revenues from businesses acquired since July 1, 2007, was 8%. The increase in CAG revenue was due to increased sales volume across all lines of business, except in our pharmaceuticals business where comparatively lower revenue was due to the discontinuation of sales of PZI VET® as discussed below. Increased sales volume was due, in part, to sales of recently launched products including Catalyst Dx™ chemistry analyzers and SNAPshot Dx™ analyzers, both of which we began shipping to customers in the first quarter of 2008, and increased volume of testing in our laboratories.

In the second quarter of 2008, we announced that we had sold all of our remaining inventory of PZI VET® following our announcement that we would be discontinuing this product due to unavailability of raw materials. As a result we had approximately $10 million of incremental revenue from this product in the second quarter, approximately half of which would normally have occurred in each of the third and fourth quarters of 2008.

Water segment revenue for the third quarter of 2008 increased 17% to $20.3 million from $17.4 million for the third quarter of 2007. The increase in Water revenue was due primarily to higher sales volume attributable to the distribution of water testing kits manufactured by Invitrogen Corporation under an arrangement that commenced in September 2007, as well as higher sales volume of our Colilert® products, used to detect total coliforms and E. coli in water. Sales of Invitrogen Corporation products contributed 6% to Water revenue growth. Changes in foreign currency exchange rates contributed 1% to Water revenue growth.

IDEXX Announces Third Quarter Results
October 24, 2008

Production Animal Segment (“PAS”) revenue for the third quarter of 2008 increased 2% to $17.8 million from $17.4 million for the third quarter of 2007 as higher livestock diagnostics sales volume and the favorable impact of changes in foreign currency exchange rates, which contributed 6% to PAS revenue growth, were partly offset by lower average unit sales prices resulting from increased price competition and unfavorable product mix.

Year-to-Date Results

Year-to-date revenue increased 15% to $780.7 million from $677.6 million for the nine months ended September 30, 2007. Revenue for the nine months ended September 30, 2008, adjusted for the impacts of changes in foreign currency exchange rates and revenues from businesses acquired since January 1, 2007, increased 10%.

Year-to-date diluted EPS increased 40% to $1.48 from $1.06 for the nine months ended September 30, 2007. Non-GAAP diluted EPS of $1.46 grew 24% compared to 2007 non-GAAP diluted EPS of $1.18. A reconciliation of non-GAAP diluted EPS to earnings per share is included in the supplementary table provided below.

Additional Operating Results for the Third Quarter

Gross profit for the third quarter of 2008 increased $9.7 million, or 8.2%, to $128.1 million from $118.5 million for the third quarter of 2007. As a percentage of total revenue, gross profit decreased to 51% from 52% due primarily to higher relative sales of lower gross margin products and services, partly offset by the favorable impact of changes in foreign currency rates on sales denominated in those currencies.

Research and development (“R&D”) expense for the third quarter of 2008 was $17.9 million, or 7% of revenue, compared to $17.3 million, or 7.5% of revenue, for the third quarter of 2007. The increase in R&D expense was due primarily to increased spending on software and systems research and development related to the integrated veterinary practice, partly offset by a reduction in product development spending related to the completion of development of our Catalyst Dx™ and SNAPshot Dx™ analyzers, both of which we began shipping to customers in the first quarter.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2008 was $71.2 million compared to $65.1 million for the third quarter of 2007. As a percentage of revenue SG&A expense was 28% in the third quarters of both 2007 and 2008. Growth in SG&A expense reflected increased headcount and worldwide expansion of sales, marketing and customer support resources as well as the unfavorable impact of exchange rates on foreign currency denominated expenses.

IDEXX Announces Third Quarter Results
October 24, 2008

Disposition of Pharmaceutical Assets

On October 17, 2008, we entered into an agreement to sell our ACAREXX and SURPASS pharmaceutical products and a product currently under development, which are a part of our CAG segment. We expect that this transaction will be completed in the fourth quarter of 2008, at which time we also intend to restructure the remaining pharmaceutical business. The impact of the sale and restructuring is not expected to have a material effect on the results of operations for the fourth quarter of 2008.

Supplementary Analysis of Results

The accompanying financial tables provide more information concerning our revenue and other operating results for the three and nine months ended September 30, 2008, as well as a reconciliation of non-GAAP diluted EPS to earnings per share.

Outlook for 2008

The Company offers the following revised guidance for the full year of 2008:

•	Revenue is expected to be $1.025 billion to $1.03 billion, updated from guidance of $1.06 billion to $1.07 billion provided in July of this year, which represents revenue growth of 11% to 12%. The change in the revenue outlook is largely due to the recent and significant strengthening of the U.S. dollar, which decreases the dollar value of international revenues. Changes in foreign currency exchange rates, which we previously estimated would add 4% to overall revenue growth for 2008, now are estimated to add only 1% due to the recent strengthening of the U.S. dollar, assuming currency rates remain at current levels.

•
Diluted EPS are expected to be $1.88 to $1.91, which represents EPS growth of 29% to 31%. This guidance reflects the impact of the reinstatement of the federal research and development tax credit, offset by the effects of the strengthening U.S. dollar and lower organic revenue growth in a few of our businesses due to economic and other factors. Diluted EPS excludes the anticipated fourth quarter 2008 disposition of pharmaceutical assets described above.

•
Non-GAAP diluted EPS are expected to be $1.86 to $1.89, reflecting growth of 18% to 20%. Non-GAAP diluted EPS excludes the impact of discrete income tax benefits in 2008, the anticipated fourth quarter 2008 dispositions, and acquisition-related purchase accounting and acquisition integration costs and the write-down of certain pharmaceutical assets in 2007.

IDEXX Announces Third Quarter Results
October 24, 2008

Outlook for 2009

The Company offers the following preliminary guidance for the full year of 2009. This guidance reflects an assumption that the value of the U.S. dollar relative to other currencies will remain at its current level for the balance of 2008 and 2009. Fluctuations in foreign currency exchange rates from current levels could have a significant positive or negative impact on our actual results of operations in 2009.

•
Revenue is expected to be $1.05 to $1.07 billion, which represents revenue growth of 2% to 4% compared to projected revenue for 2008. Changes in foreign currency exchange rates and the absence of sales of certain pharmaceutical products to be disposed of in 2008 account for a substantial majority of the reduction in the 2009 growth rate as compared to the 2008 growth rate.

•	Diluted EPS are expected to be in the range of $1.82 to $1.92. Changes in foreign currency exchange rates since July are anticipated to reduce EPS by approximately $0.20.

Conference Call and Webcast Information

IDEXX Laboratories will be hosting a conference call today at 9:00 a.m. (eastern) to discuss its third quarter results. To participate in the conference call, dial 612-332-0923 or 888-423-3273 and reference confirmation code 966126. An audio replay will be available through October 31, 2008 by dialing 320-365-3844 and referencing replay code 966126.

The call will also be available via live or archived Webcast on the IDEXX Laboratories' web site at www.idexx.com.

About IDEXX Laboratories

IDEXX Laboratories, Inc. is a leader in companion animal health, serving practicing veterinarians around the world with innovative, technology-based offerings, including a broad range of diagnostic products and services, practice management systems and pharmaceuticals. IDEXX products enhance the ability of veterinarians to provide advanced medical care and to build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for the production animal industry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 4,500 people and offers products to customers in over 100 countries.

IDEXX Announces Third Quarter Results
October 24, 2008

Note Regarding Forward-Looking Statements

This press release contains statements about the Company’s business prospects and estimates of the Company’s financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management’s expectations. Factors that could cause or contribute to such differences include the following: the Company’s ability to develop, manufacture, introduce and market new products and enhancements to existing products; the effectiveness of the Company’s sales and marketing activities; disruptions, shortages or pricing changes that affect the Company’s purchases of products and materials from third parties, including from sole source suppliers; the Company’s ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; the impact of competition, technological change, and veterinary hospital consolidation on the markets for the Company’s products; the Company’s ability to manufacture complex biologic products; the effect of government regulation on the Company’s business, including government decisions about whether and when to approve the Company’s products and decisions regarding labeling, manufacturing and marketing products; the impact of distributor purchasing decisions on sales of the Company’s products that are sold through distribution; changes or trends in veterinary medicine that affect the rate of use of the Company’s products and services by veterinarians; the effects of deep or sustained economic weakness on pet owner decisions regarding pet health care; the Company’s ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; the effects of operations outside the U.S., including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions; and the loss of key employees. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, and quarterly report on Form 10-Q for the quarter ended June 30, 2008, in the section captioned "Risk Factors.”

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2008	2007	2008	2007

Revenue:	Revenue	$251,093	$229,385	$780,737	$677,586
Expenses and
Income:	Cost of revenue	122,944	110,907	371,492	336,308
	Gross profit	128,149	118,478	409,245	341,278
	Sales and marketing	41,527	37,757	129,742	110,086
	General and administrative	29,705	27,343	89,407	81,182
	Research and development	17,920	17,281	53,489	50,569
	Income from operations	38,997	36,097	136,607	99,441
	Interest expense, net	(560)	(515)	(1,688)	(1,321)
	Income before provision for income taxes	38,437	35,582	134,919	98,120
	Provision for income taxes	12,738	9,787	42,305	29,634
Net Income:	Net income	$25,699	$25,795	$92,614	$68,486
	Earnings per share: Basic	$0.43	$0.42	$1.54	$1.11
	Earnings per share: Diluted	$0.42	$0.40	$1.48	$1.06
	Shares outstanding: Basic	59,473	61,094	60,121	61,685
	Shares outstanding: Diluted	61,865	63,916	62,603	64,449

Historical share and per share data has been retroactively restated to reflect the additional shares of common stock that were distributed on November 26, 2007 as a result of the two-for-one split of our outstanding common stock.

IDEXX Laboratories, Inc. and Subsidiaries
Key Operating Information (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2008	2007	2008	2007
Key Operating	Gross profit	51.0%	51.7%	52.4%	50.4%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	28.4%	28.4%	28.1%	28.2%
revenue):	Research and development expense	7.1%	7.5%	6.9%	7.5%
	Income from operations (1)	15.5%	15.7%	17.5%	14.7%

International	International revenue (in thousands)	$99,646	$89,547	$316,902	$264,514
Revenue:	International revenue as a percentage of
	total revenue	39.7%	39.0%	40.6%	39.0%

(1) The sum of individual items may not equal the total due to rounding.

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Three Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP measurement	$128,149	$118,478	$38,997	$36,097	$25,699	$25,795	$0.42	$0.40
% of revenue	51.0%	51.7%	15.5%	15.7%	10.2%	11.2%
Acquisition-related purchase accounting
and acquisition integration costs (1)	-	87	-	139	-	90	-	-
Non-GAAP comparative measurements(2)	$128,149	$118,565	$38,997	$36,236	$25,699	$25,885	$0.42	$0.40
% of revenue	51.0%	51.7%	15.5%	15.8%	10.2%	11.2%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. We applied the statutory income tax rates of the applicable tax jurisdictions to calculate the after-tax impact of these discrete items.

(2) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Non-GAAP Financial Measures
Amounts in thousands except per share data (Unaudited)

	Nine Months Ended
			Income from				Earnings per Share
	Gross Profit		Operations		Net Income		Diluted
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007	2008	2007	2008	2007

GAAP measurement	$409,245	$341,278	$136,607	$99,441	$92,614	$68,486	$1.48	$1.06
% of revenue	52.4%	50.4%	17.5%	14.7%	11.9%	10.1%
Write-downs of certain pharmaceutical
assets (1)	-	10,138	-	10,138	-	6,392	-	0.10
Acquisition-related purchase accounting
and acquisition integration costs (2)	-	1,979	-	2,381	-	1,522	-	0.02
Discrete income tax benefits(3)	-	-	-	-	(1,472)	-	(0.02)	-
Non-GAAP comparative measurements(4)	$409,245	$353,395	$136,607	$111,960	$91,142	$76,400	$1.46	$1.18
% of revenue	52.4%	52.2%	17.5%	16.5%	11.7%	11.3%

Management believes adjusted diluted EPS is a useful non-GAAP financial measure to evaluate the results of ongoing operations, excluding significant specified events, period over period, and therefore believes that investors may find this information useful in addition to the GAAP results.

We use these supplemental non-GAAP financial measures to evaluate the Company's comparative financial performance. The specified items that are excluded in these non-GAAP measures are actual charges that impact net income and cash flows, however, we believe that it is useful to evaluate our core business performance period over period excluding these specified items, in addition to relying upon GAAP financial measures.

(1) We believe that the write-down of certain pharmaceutical assets is not indicative of future performance because significant costs of a similar nature are not likely to recur within a reasonable period. We believe that we do not have other large inventory investments where the relationship of inventory to current sales volumes creates significant exposure to valuation risk. During the second quarter of 2007, we recognized a $9.1 million write-down of raw materials inventory and a $1.0 million write-off of a prepaid royalty license associated with Navigator® paste, a nitazoxanide product for the treatment of equine protozoal myeloencephalitis. We have written down these assets because the third-party contract manufacturer of finished goods recently gave notification that it will discontinue manufacturing the product in 2009. Additionally, product sales have been significantly lower than projected. Due in part to an estimated production volume which is low, we believe that we will not be able to enter into a replacement manufacturing arrangement on economically feasible terms and that we will not be able to obtain the product after termination of the existing manufacturing arrangement. We applied the statutory income tax rate of the applicable tax jurisdiction to calculate the after-tax impact of this discrete item.

(2) We believe that the change from period to period due to specific acquisition-related purchase accounting and integration costs is not representative of ongoing operations and is not indicative of future performance. Specific acquisition-related discrete costs do not include amortization expense related to acquired intangible assets. We applied the statutory income tax rates of the applicable tax jurisdictions to calculate the after-tax impact of these discrete items.

(3) We believe that certain significant discrete income tax items create impacts on financial measures that are not indicative of future performance because the items are not likely to recur within a reasonable period. For 2008, the separately identified discrete income tax benefit was due to a reduction in international deferred tax liabilities due to lower anticipated international tax rates.

(4) The sum of the individual items may not equal the non-GAAP measurement due to rounding of the individual items in this presentation.

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2008	2007	2008	2007
Revenue:	CAG	$205,050	$187,481	$639,411	$554,939
	Water	20,321	17,431	57,287	48,941
	PAS	17,801	17,377	60,452	52,871
	Other	7,921	7,096	23,587	20,835
	Total	$251,093	$229,385	$780,737	$677,586

Gross Profit:	CAG	$99,945	$93,949	$322,730	$269,328
	Water	12,825	10,919	35,573	30,960
	PAS	12,035	10,412	40,698	32,677
	Other	3,324	3,081	9,952	7,926
	Unallocated	20	117	292	387
	Total	$128,149	$118,478	$409,245	$341,278

Income (Loss) from
Operations:	CAG	$28,938	$28,529	$106,300	$75,293
	Water	8,865	7,212	23,437	20,010
	PAS	3,482	2,561	14,824	10,286
	Other	(11)	27	(254)	(487)
	Unallocated	(2,277)	(2,232)	(7,700)	(5,661)
	Total	$38,997	$36,097	$136,607	$99,441

Gross Profit
(as a percentage
of revenue):	CAG	48.7%	50.1%	50.5%	48.5%
	Water	63.1%	62.6%	62.1%	63.3%
	PAS	67.6%	59.9%	67.3%	61.8%
	Other	42.0%	43.4%	42.2%	38.0%

Income (Loss) from
Operations
(as a percentage
of revenue):	CAG	14.1%	15.2%	16.6%	13.6%
	Water	43.6%	41.4%	40.9%	40.9%
	PAS	19.6%	14.7%	24.5%	19.5%
	Other	(0.1%)	0.4%	(1.1%)	(2.3%)

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

Three Months Ended
Net Revenue	September 30, 2008	September 30, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Percentage Change Net of Acquisitions and Currency Effect(3)

CAG	$205,050	$187,481	$17,569	9.4%	1.3%	0.3%	7.8%
Water	20,321	17,431	2,890	16.6%	1.2%	-	15.4%
PAS	17,801	17,377	424	2.4%	5.6%	-	(3.2%)
Other	7,921	7,096	825	11.6%	3.0%	-	8.6%
Total	$251,093	$229,385	$21,708	9.5%	1.8%	0.2%	7.5%

Three Months Ended
Net CAG Revenue	September 30, 2008	September 30, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Percentage Change Net of Acquisitions and Currency Effect(3)

Instruments and consumables	$80,587	$71,443	$9,144	12.8%	1.2%	-	11.6%
Rapid assay products	36,212	33,639	2,573	7.6%	0.7%	-	6.9%
Laboratory and consulting services	73,536	64,914	8,622	13.3%	2.0%	0.8%	10.5%
Practice information management systems and digital radiography	13,333	12,197	1,136	9.3%	0.3%	-	9.0%
Pharmaceutical products	1,382	5,288	(3,906)	(73.9%)	-	-	(73.9%)
Net CAG revenue	$205,050	$187,481	$17,569	9.4%	1.3%	0.3%	7.8%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the three months ended September 30, 2008 to the three months ended September 30, 2007.

(2) Represents the percentage change in revenue attributed to incremental revenues during the three months ended September 30, 2008 compared to the three months ended September 30, 2007 from businesses acquired since July 1, 2007.

(3) Organic growth

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Revenues by Product and Service Categories
Amounts in thousands (Unaudited)

Nine Months Ended
Net Revenue	September 30, 2008	September 30, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Percentage Change Net of Acquisitions and Currency Effect(3)

CAG	$639,411	$554,939	$84,472	15.2%	3.1%	1.1%	11.0%
Water	57,287	48,941	8,346	17.1%	3.3%	-	13.8%
PAS	60,452	52,871	7,581	14.3%	9.6%	3.9%	0.8%
Other	23,587	20,835	2,752	13.2%	4.3%	4.3%	4.6%
Total	$780,737	$677,586	$103,151	15.2%	3.7%	1.3%	10.2%

Nine Months Ended
Net CAG Revenue	September 30, 2008	September 30, 2007	Dollar Change	Percentage Change	Percentage Change from Currency (1)	Percentage Change from Acquisitions (2)	Percentage Change Net of Acquisitions and Currency Effect(3)

Instruments and consumables	$236,974	$209,889	$27,085	12.9%	3.6%	-	9.3%
Rapid assay products	115,699	101,464	14,235	14.0%	1.6%	-	12.4%
Laboratory and consulting services	222,984	191,350	31,634	16.5%	4.1%	3.1%	9.3%
Practice information management systems and digital radiography	42,373	36,419	5,954	16.3%	1.3%	-	15.0%
Pharmaceutical products	21,381	15,817	5,564	35.2%	-	-	35.2%
Net CAG revenue	$639,411	$554,939	$84,472	15.2%	3.1%	1.1%	11.0%

(1) Represents the percentage change in revenue attributed to the effect of changes in currency rates from the nine months ended September 30, 2008 to the nine months ended September 30, 2007.

(2) Represents the percentage change in revenue attributed to incremental revenues during the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007 from businesses acquired since January 1, 2007.

(3) Organic growth

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

		September 30,	December 31,
		2008	2007
Assets:	Current Assets:
	Cash and cash equivalents	$84,586	$60,360
	Accounts receivable, net	112,053	108,384
	Inventories	112,907	98,804
	Other current assets	43,831	38,115
	Total current assets	353,377	305,663
	Property and equipment, at cost	311,804	255,176
	Less: accumulated depreciation	133,149	113,324
	Property and equipment, net	178,655	141,852
	Other long-term assets, net	246,661	254,664
	Total assets	$778,693	$702,179
Liabilities and
Stockholders’
Equity: :	Current Liabilities
	Accounts payable	$28,937	$32,510
	Accrued expenses	103,659	107,248
	Debt	164,696	72,956
	Deferred revenue	10,458	10,678
	Total current liabilities	307,750	223,392
	Long-term debt, net of current portion	5,157	5,727
	Other long-term liabilities	28,459	34,737
	Total long-term liabilities	33,616	40,464

	Stockholders’ Equity:
	Common stock	9,531	9,450
	Additional paid-in capital	544,077	514,773
	Deferred stock units	2,614	2,201
	Retained earnings	678,476	585,862
	Treasury stock, at cost	(820,468)	(696,668)
	Accumulated other comprehensive income	23,097	22,705
	Total stockholders’ equity	437,327	438,323
	Total liabilities and stockholders’ equity	$778,693	$702,179

IDEXX Laboratories, Inc. and Subsidiaries
Key Balance Sheet Information (Unaudited)

		September 30,	December 31,	September 30,
		2008	2007	2007
Key
Balance Sheet	Days sales outstanding	42.3	39.4	41.8
Information:	Inventory turns	1.9	2.3	2.1

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2008	2007
Operating:	Cash Flows from Operating Activities:
	Net income	$92,614	$68,486
	Non-cash charges	38,843	30,907
	Changes in current assets and liabilities, net of
	acquisitions and disposals	(21,643)	(4,643)
	Net cash provided by operating activities	$109,814	$94,750
Investing:	Cash Flows from Investing Activities:
	Decrease in investments, net	-	35,000
	Purchase of property and equipment	(64,982)	(41,723)
	Acquisition of businesses and intangible assets	(8,649)	(87,738)
	Acquisition of equipment leased to customers	(560)	(740)
	Net cash used by investing activities	$(74,191)	$(95,201)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	92,099	71,031
	Payment of other notes payable	(542)	(2,212)
	Purchase of treasury stock	(122,429)	(99,241)
	Proceeds from the exercise of stock options	14,856	17,655
	Tax benefit from exercise of stock options	5,906	7,544
	Net cash used by financing activities	$(10,110)	$(5,223)
	Net effect of exchange rate changes	(1,287)	2,515
	Net increase (decrease) in cash and cash equivalents	24,226	(3,159)
	Cash and cash equivalents, beginning of period	60,360	61,666
	Cash and cash equivalents, end of period	$84,586	$58,507

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow
Amounts in thousands (Unaudited)

		Nine Months Ended
		September 30,	September 30,
		2008	2007
Free Cash
Flow:	Net cash provided by operating activities	$109,814	$94,750
	Financing cash flows attributable to tax benefits from exercise of stock options	5,906	7,544
	Purchase of fixed assets	(64,982)	(41,723)
	Acquisition of equipment leased to customers	(560)	(740)
	Free cash flow	$50,178	$59,831

Free cash flow indicates the cash generated from operations and tax benefits attributable to stock option exercises, reduced by investments in fixed assets. We feel free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. We believe this is a common financial measure useful to further evaluate the results of operations.

IDEXX Announces Third Quarter Results
October 24, 2008

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases Amounts in thousands except per share data (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Share repurchases during the period	391	140	2,343	2,259
Average price paid per share	$51.43	$50.91	$52.26	$43.93

Shares remaining under repurchase authorization as of September 30, 2008			4,509

IDEXX Laboratories, Inc. and Subsidiaries
Earnings per Share Adjusted for Stock Split (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Basic
As reported	$0.43	$0.84	$1.54	$2.22
Adjusted for stock split	$0.43	$0.42	$1.54	$1.11
Diluted
As reported	$0.42	$0.81	$1.48	$2.12
Adjusted for stock split	$0.42	$0.40	$1.48	$1.06